As filed with the Securities and Exchange Commission on July 28, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
UDR, INC.
(Exact name of registrant as specified in its charter)

Maryland	54-0857512
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
(720) 283-6120
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Warren L. Troupe
Senior Executive Vice President
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
(720) 283-6120
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
David M. Lynn
Justin R. Salon
Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW
Washington, DC 20006
(202) 887-1500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum Offering	Proposed Maximum Aggregate	Amount of Registration
Securities to be Registered(1)	Registered(1)(2)	Price per Unit(3)	Offering Price	Fee
Common Stock, $0.01 par value per share	16,137,973	$36.30	$585,808,420	$58,991

(1)
This registration statement relates to up to 16,137,973 shares of the registrant’s common stock potentially issuable by the registrant upon the redemption of up to 16,137,973 units of limited partnership interest in UDR Lighthouse DownREIT L.P., a subsidiary of the registrant.

(2)
In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, in order to prevent dilution the number of shares registered shall automatically be increased by an indeterminate amount to cover additional shares in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sales prices per share of the registrant’s common stock on July 27, 2016 as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or the “Securities Act,” or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities, and the selling stockholders may not resell these securities, until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 28, 2016
PROSPECTUS
UDR, Inc.

16,137,973 Shares
of Common Stock

This prospectus relates to the possible issuance of up to 16,137,973 shares of common stock, $0.01 par value per share, or our common stock, of UDR, Inc. to certain holders of units of limited partnership interest, or DownREIT Units, in UDR Lighthouse DownREIT L.P., or the DownREIT Partnership, to the extent that:

•	the DownREIT unitholders tender their DownREIT Units for redemption in accordance with the terms of the partnership agreement of the DownREIT Partnership; and

•	we elect, in our sole discretion, to issue to the DownREIT unitholders the shares of our common stock covered by this prospectus upon such redemption,

and the possible resale from time to time of some or all of such shares of our common stock by the selling stockholders named in this prospectus. We will not receive any cash proceeds from the issuance of shares of our common stock to DownREIT unitholders who tender DownREIT Units for redemption or from any subsequent sale of the shares of our common stock by such DownREIT unitholders. We will, however, acquire DownREIT Units from any such redeeming DownREIT unitholders, which will consequently increase our percentage ownership interest in the DownREIT Partnership. We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations that exist with the selling stockholders.
In lieu of issuing common stock to the DownREIT unitholders, cash may be paid for any DownREIT Units that are tendered for redemption. The registration of the offer and sale of up to 16,137,973 shares of our common stock pursuant to the registration statement of which this prospectus is a part does not necessarily mean that the DownREIT unitholders will tender their DownREIT Units for redemption, or that those DownREIT Units will be redeemed in exchange for shares of our common stock. The DownREIT Units that could potentially be redeemed in exchange for up to 16,137,973 shares of our common stock were originally issued as part of the consideration paid in our previously announced acquisition of certain properties from Home Properties, L.P., which was completed on October 7, 2015.
Our common stock is traded on the New York Stock Exchange under the symbol “UDR.” On July 27, 2016, the last reported sale price of our common stock on the New York Stock Exchange was $36.05 per share.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 of this prospectus and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2016

You should only rely on the information contained or incorporated by reference in this prospectus. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, or any other offering materials, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of each such document only. Our business, financial condition, results of operations and prospects may have changed since that date.
In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “UDR,” the “Company,” “we,” “us” and “our” to refer to UDR, Inc., the terms “UDR LP” and the “Operating Partnership” refer to United Dominion Realty, L.P.” and the term “DownREIT Partnership” refers to UDR Lighthouse DownREIT L.P.

i

UDR, INC.

UDR is a self-administered real estate investment trust, or REIT, that owns, operates, acquires, renovates, develops, redevelops, and manages multifamily apartment communities generally located in high barrier-to-entry markets throughout the United States. The high barrier-to-entry markets are characterized by limited land for new construction, difficult and lengthy entitlement processes, low single-family home affordability and strong employment growth potential. As of June 30, 2016, our consolidated real estate portfolio included 132 communities located in 10 states plus the District of Columbia totaling 40,728 apartment homes, which are held through our subsidiaries, including the Operating Partnership and the DownREIT Partnership. In addition, as of June 30, 2016, we had an ownership interest in 29 communities containing 7,143 apartment homes through unconsolidated joint ventures or partnerships. As of June 30, 2016, the Company was developing two wholly-owned communities with 1,101 apartment homes, of which none have been completed, and four unconsolidated joint venture communities with 876 apartment homes remaining to be completed.

UDR has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. To continue to qualify as a REIT, we must continue to meet certain tests which, among other things, generally require that our assets consist primarily of real estate assets, our income be derived primarily from real estate assets, and that we distribute at least 90% of our REIT taxable income (other than our net capital gains) to our stockholders annually. As a REIT, we generally will not be subject to U.S. federal income taxes at the corporate level on our net income to the extent we distribute such net income to our stockholders annually.

UDR was formed in 1972 as a Virginia corporation. In June 2003, we changed our state of incorporation from Virginia to Maryland. The Operating Partnership is the successor-in-interest to United Dominion Realty, L.P., a limited partnership formed under the laws of Virginia, which commenced operations in 1995. The Operating Partnership was redomiciled in 2004 as a Delaware limited partnership. The DownREIT Partnership is a Delaware limited partnership of which UDR is the sole general partner that was formed in conjunction with certain acquisitions from Home Properties, L.P., a New York limited partnership, by UDR in October 2015. Our corporate offices are located at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado and our telephone number is (720) 283-6120. Our website is www.udr.com. The information on or accessible through our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

Additional information regarding UDR, the Operating Partnership and the DownREIT Partnership is set forth in documents on file with the Securities and Exchange Commission, or the “SEC,” and incorporated by reference in this prospectus, as described in the section of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC.”

RISK FACTORS

You should consider the risks discussed below, the specific risks described in our Annual Report on Form 10-K and any risk factors set forth in our other filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, before making an investment decision. Each of the risks described below and in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

Risks Related to the Exchange of DownREIT Units for Common Stock

The exchange of DownREIT Units for our common stock is a taxable transaction.

The exchange of DownREIT Units for shares of our common stock (which would occur following the tender of such DownREIT Units for redemption if we elect to acquire such DownREIT Units for shares of our common stock) will be treated as a taxable sale of the DownREIT Units by the DownREIT unitholder making the exchange for income tax purposes. A DownREIT unitholder will recognize gain or loss for income tax purposes in an amount equal to the fair market value of the shares of our common stock received in the exchange of such DownREIT Units, plus the amount of the DownREIT Partnership's liabilities generally allocable to such DownREIT Units, less the DownREIT unitholder's adjusted tax basis in such DownREIT Units. The recognition of any loss resulting from an exchange of DownREIT Units for shares of our common stock is subject to a number of limitations set forth in the Internal Revenue Code. It is possible the amount of gain recognized, or even the income tax liability resulting from such gain, could exceed the value of the shares of our common stock received upon the exchange. In addition, an exchanging DownREIT unitholder may have difficulty finding buyers for a substantial number of shares of our common stock in order to raise cash to pay any income tax liabilities associated with the exchange of

DownREIT Units and may not receive a price for the shares of our common stock as great as the value of the DownREIT Units at the time of the exchange. See "Certain Federal Income Tax Considerations-Tax Consequences of Redemption."

An investment in our common stock is different from an investment in DownREIT Units.

If a DownREIT unitholder receives shares of our common stock upon redemption of its DownREIT Units, it will become one of our stockholders rather than a DownREIT unitholder. Although the nature of an investment in our common stock is similar to an investment in DownREIT Units, there are also differences between ownership of DownREIT Units and ownership of our common stock. These differences include, among others:

•	form of organization;

•	management control;

•	voting and consent rights;

•	the assets owned by each entity;

•	liquidity; and

•	federal income tax considerations.
Following the receipt of shares of our common stock upon the redemption of its DownREIT Units, a DownREIT unitholder will forgo certain rights, including, among others, certain voting rights with respect to specified matters related to the DownREIT Partnership. See "Comparison of Ownership of DownREIT Units and Common Stock" for a more detailed description of the differences between ownership of DownREIT Units and ownership of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “likely,” “will,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, and expectations on annualized net operating income.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	general economic conditions;

•	unfavorable changes in the apartment market and economic conditions that could adversely affect occupancy levels and rental rates;

•	the failure of acquisitions to achieve anticipated results;

•	possible difficulty in selling apartment communities;

•	competitive factors that may limit our ability to lease apartment homes or increase or maintain rents;

•	insufficient cash flow that could affect our debt financing and create refinancing risk;

•	failure to generate sufficient revenue, which could impair our debt service payments and reduce distributions to stockholders;

•	development and construction risks that may impact our profitability;

•	potential damage from natural disasters, including hurricanes and other weather-related events, which could result in substantial costs to us;

•	risks from extraordinary losses for which we may not have insurance or adequate reserves;

•	uninsured losses due to insurance deductibles, self-insurance retention, uninsured claims or casualties, or losses in excess of applicable coverage;

•	delays in completing developments and lease-ups on schedule;

•	our failure to succeed in new markets;

•	changing interest rates, which could increase interest costs and affect the market price of our securities;

•	potential liability for environmental contamination, which could result in substantial costs to us;

•	the imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year;

•
our internal control over financial reporting may not be considered effective which could result in a loss of investor confidence in our financial reports, and in turn have an adverse effect on our stock price; and

•	changes in real estate laws, tax laws and other laws affecting our business.
A discussion of these and other factors affecting our business and prospects is set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and any risk factors set forth in the other filings that we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. We encourage investors to review these risk factors.

Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this prospectus and documents incorporated by reference herein may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus and documents incorporated by reference herein, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

USE OF PROCEEDS

We may issue shares of our common stock to certain DownREIT unitholders to the extent that the DownREIT unitholders tender their DownREIT Units to us for redemption in accordance with the terms of the Agreement of Limited Partnership of the DownREIT Partnership, as amended, or the DownREIT Partnership Agreement, and we elect, in our sole discretion, to issue to the DownREIT unitholders the shares of our common stock covered by this prospectus upon such redemption. In lieu of issuing common stock to the DownREIT unitholders, cash may be paid for any DownREIT Units that are tendered for redemption. We will not receive any cash proceeds from the issuance of our common stock to DownREIT unitholders who tender their DownREIT Units for redemption or the possible resale from time to time of some or all of such shares of our common stock by the selling stockholders named in this prospectus. However, if we acquire DownREIT Units from the DownREIT unitholders in exchange for shares of our common stock or for cash, our percentage ownership interest in the DownREIT Partnership will increase.

DESCRIPTION OF COMMON STOCK

General
Our authorized common stock consists of 350,000,000 shares of common stock, par value $0.01 per share. As of June 30, 2016, 267,058,578 shares of our common stock were issued and outstanding and 30,809,007 shares of our common stock were reserved for issuance upon exercise of outstanding stock options, convertible preferred stock, operating partnership units and DownREIT Units exchangeable for our common stock.

The following is a description of our common stock and certain provisions of our charter, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our charter and bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock
We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below.
Voting Rights.  Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote and do not have cumulative voting rights. In any uncontested election of directors, directors will be elected by a majority of total votes cast for and against such director nominees. In any contested election, directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election.
Dividends.  Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation and Dissolution.  In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Other Rights.  Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Listing.  Our common stock is listed on the New York Stock Exchange under the symbol “UDR.”
Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A., 161 North Concord Exchange, South St. Paul, Minnesota 55075.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF COMMON STOCK

Our charter contains ownership and transfer restrictions relating to our stock that are designed primarily to preserve our status as a REIT. These restrictions include but are not limited to the following:

•
no person may beneficially own or constructively own shares of our outstanding “equity stock” (defined as stock that is either common stock or preferred stock) with a value in excess of 9.9% of the value of all outstanding equity stock unless our board of directors exempts the person from such ownership limitation, provided that any such exemption shall not allow the person to exceed 13% of the value of our outstanding equity stock;

•
any transfer that, if effective, would result in any person beneficially owning or constructively owning equity stock with a value in excess of 9.9% of the value of all outstanding equity stock (or such higher value not to exceed 13% as determined pursuant to an exemption from our board of directors) shall be void as to the transfer of that number of shares of equity stock which would otherwise be beneficially owned or constructively owned by such person in excess of such ownership limit; and the intended transferee shall acquire no rights in such excess shares of equity stock;

•
except as provided in the charter, any transfer that, if effective, would result in the equity stock being beneficially owned by fewer than 100 persons shall be void as to the transfer of that number of shares which would be otherwise beneficially owned or constructively owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of equity stock; and

•
any transfer of shares of equity stock that, if effective, would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code shall be void as to the transfer of that number of shares of equity stock which would cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; and the intended transferee shall acquire no rights in such excess shares of equity stock.

ANTI-TAKEOVER EFFECTS OF OUR BYLAWS AND MARYLAND LAW

Our bylaws and Maryland law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Bylaws.   Our bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders and to bring business before an annual meeting of our stockholders. Our bylaws provide that only persons who are nominated by our board of directors or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board of directors or by a stockholder in compliance with the procedures in our bylaws. A stockholder must give timely written notice to our secretary of its intention to present a matter before an annual meeting of stockholders. Our board of directors then will consider whether the matter is one that is appropriate for consideration by our stockholders under the Maryland General Corporation Law and the SEC’s rules.
Certain Maryland Law Provisions. As a Maryland corporation, we are subject to certain restrictions concerning certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder.” Interested stockholders are persons: (i) who beneficially own 10% or more of the voting power of our outstanding voting stock, or (ii) who are affiliates or associates of us who, at any time within the two-year period prior to the date in question, were the beneficial owners of 10% or more of the voting power of our outstanding stock. Such business combinations are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of the outstanding voting shares voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of the outstanding voting shares other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation’s stockholders receive a minimum price for their shares and the consideration is received in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.
Also under Maryland law, “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are shares of stock which, if aggregated with all other shares of stock owned by the acquirer or shares of stock for which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the control share acquisition statute any acquisitions by any person of shares of our stock.
Under Title 3, Subtitle 8 of the Maryland General Corporation Law, a Maryland corporation that has a class of equity securities registered under the Exchange Act and that has at least three directors who are not officers or employees of the corporation, are not acquiring persons, are not directors, officers, affiliates or associates of any acquiring person, or are not nominated or designated as a director by an acquiring person, may elect in its charter or bylaws or by resolution of its board of directors to be subject to certain provisions of Subtitle 8 that may have the effect of delaying or preventing a change in control of the corporation. These provisions relate to a classified board of directors, removal of directors, establishing the number of directors, filling vacancies on the board of directors and calling special meetings of the corporation’s stockholders. We have not made the election to be governed by these provisions of Subtitle 8 of the Maryland General Corporation Law. However, our

charter and our bylaws permit our board of directors to determine the number of directors subject to a minimum number and other provisions contained in such documents.

COMPARISON OF OWNERSHIP OF DOWNREIT UNITS AND COMMON STOCK

The information below highlights a number of the significant differences between the DownREIT Units and our common stock, including, among other things, the form of organization and nature of investment, liquidity, voting rights, distributions, liquidation rights, potential dilution of rights, redemption rights and certain U.S. federal income tax considerations. These comparisons are intended to assist holders of DownREIT Units in understanding how their investment will change if they tender their DownREIT Units for redemption and we elect to issue shares of our common stock in exchange for the DownREIT Units.
The following discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of DownREIT Units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, our charter and bylaws and the DownREIT Partnership Agreement, for additional important information. This discussion, to the extent it constitutes a summary of our charter, our bylaws or the DownREIT Partnership Agreement, is subject to and qualified in its entirety by reference to those documents.

DownREIT Units	Common Stock

Form of Organization and Nature of Investment

The DownREIT Partnership is organized as a Delaware limited partnership. The DownREIT Units constitute limited partnership interests in the DownREIT Partnership.	We are a Maryland corporation and have elected to be taxed as a REIT under the Internal Revenue Code. Our common stock constitutes equity securities in us.

Liquidity
There is no public market for the DownREIT Units and the DownREIT Units are not listed on any securities exchange.

Subject to certain exceptions, the limited partners may not transfer their interests in the DownREIT Partnership, in whole or in part, without our written consent as the general partner, which consent may be withheld in our sole and absolute discretion. We also have the right to prohibit transfers by limited partners under certain circumstances if it would have certain adverse tax consequences to us or the DownREIT Partnership.

Our common stock is listed on the New York Stock Exchange under the symbol “UDR”. The common stock that may be issued upon redemption of the DownREIT Units will be freely transferable under the Securities, but will be subject to the restrictions on ownership and transfer set forth in our charter. See “Restrictions on Ownership and Transfer of Common Stock.”

Voting Rights

Under the DownREIT Partnership Agreement, holders of DownREIT Units have no voting rights with respect to the DownREIT Partnership, except certain rights with respect to material and adverse amendments to provisions in the DownREIT Partnership Agreement relating to mergers, the conversion factor, distributions and allocations of profit and loss to the limited partners.

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote.

Holders of our common shares have the right to vote on, among other things, the election of directors. In any uncontested election of directors, directors will be elected by a majority of total votes cast for and against such director nominees. In any contested election, directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election.

Distributions

The DownREIT Partnership Agreement provides that the DownREIT Partnership will make quarterly distributions of Available Cash (as defined in the DownREIT Partnership Agreement) and, so long as our common stock is publicly traded, such distributions of Available Cash will be in an amount equal

Subject to any preferential dividend rights of our outstanding preferred stock and to the provisions of our charter regarding the restrictions on transfer and ownership of shares, holders of our common stock are entitled to receive dividends on such common stock if, as and when authorized by the board of

DownREIT Units	Common Stock

to the dividend that a partner would have received for the quarter if such partner owned a number of shares of our common stock equal to the product of the number of DownREIT Units owned by such partner and the conversion factor that is set forth in the DownREIT Partnership Agreement, or the “Dividend Equivalent Amount.” Distributions of Available Cash are made as follows: (i) first, if any shortfall exists with respect to the Dividend Equivalent Amount payable to any UDR Outside Partner (as defined in the DownREIT Partnership Agreement) for any previous quarter, or an “Unpaid Dividend Equivalent Amount,” then such Unpaid Dividend Equivalent Amount will be distributed to the applicable UDR Outside Partners, in the order in which such Unpaid Dividend Equivalent Amounts have accrued (with the amounts attributable to the earliest calendar quarter being paid first and the amounts attributable to the most recent calendar quarter being paid last), in proportion to the partners’ respective interests in the unpaid distribution attributable to each such calendar quarter; (ii) second, if any Unpaid Dividend Equivalent Amount exists with respect to UDR or any partners that are affiliates of UDR for previous quarters, then such Unpaid Dividend Equivalent Amounts will be distributed to UDR or the applicable affiliates in the order in which such Unpaid Dividend Equivalent Amounts have accrued (with the amounts attributable to the earliest calendar quarter being paid first and the amounts attributable to the most recent calendar quarter being paid last), in proportion to the partners’ respective interests in the unpaid distribution attributable to each such calendar quarter; (iii) third, for so long as shares of our common stock are publicly traded, to the UDR Outside Partners in proportion to their respective interests on the record date for the current period in the amount of their Dividend Equivalent Amount; (iv) fourth, for so long as shares of our common stock are publicly traded, to UDR and its affiliates that are partners, in proportion to their respective interests on the record date for the current period in the amount of their Dividend Equivalent Amount; and (v) fifth, (A) for so long as shares of our common stock are publicly traded, the remaining Available Cash, to the partners pari passu: (i) 1% to the UDR Outside Partners in proportion to their respective interests on the record date, and (ii) 99% to UDR and its affiliates that are partners in proportion to their respective interests on the record date; and (B) at such time as shares of our common stock are not publicly traded, the remaining Available Cash, to the partners in proportion to their respective interests on the record date.

The amount and frequency of distributions of any cash other than Available Cash (including without limitation capital receipts) is determined by UDR in its sole discretion and, if distributed, such cash will be distributed to the partners in accordance with provisions of clauses (i) through (v) of the foregoing paragraph provided that distributions pursuant to clause (v) will be made to the partners in proportion to their respective percentage interests in the DownREIT Partnership on the applicable record date for such distribution, regardless of whether our common stock is directors, and declared by us out of assets legally available therefor.

DownREIT Units	Common Stock

then publicly traded.

During the Restricted Period (as defined in the DownREIT Partnership Agreement), the DownREIT Partnership will not make any distribution of cash derived from capital receipts, or any in-kind distribution of any other assets of the DownREIT Partnership to UDR or any partner that is an affiliate of UDR or redeem any DownREIT Units held by UDR or any partner that is an affiliate of UDR using capital receipts, and neither the DownREIT Partnership nor any of its subsidiaries will purchase or otherwise acquire any DownREIT Units held by UDR or any partner that is an affiliate of UDR during the Restricted Period using capital receipts, if and to the extent that, after giving effect to such distribution, redemption or acquisition, the Net Asset Value Ratio (as defined in the DownREIT Partnership Agreement) would be less than 2.0.

Notwithstanding the foregoing, if we, as the general partner, are not able to borrow money from the DownREIT Partnership, we may cause the DownREIT Partnership to make distributions necessary to enable us to maintain our REIT status and avoid federal income or excise taxes, provided that UDR LP shares ratably in satisfying such needs of UDR. Any such distributions generally will be treated as advances against future distributions.

Liquidation Rights

Subject to certain limitations, upon liquidation of the DownREIT Partnership, after payment of, or adequate provision for, debts and obligations of the DownREIT Partnership, including any partner loans, any remaining assets of the DownREIT Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Potential Dilution of Rights

We, as general partner of the DownREIT Partnership, are authorized, in our sole and absolute discretion and without limited partner approval, subject to Delaware law, to cause the DownREIT Partnership to issue additional DownREIT Units or other interests in one or more classes, or one or more series of any such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more classes of units or interests, including DownREIT Units.

Our board of directors is authorized to classify any unissued preferred shares and to reclassify any previously classified but unissued shares of common stock and preferred stock of any series from time to time in one or more series, and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of additional preferred stock that has priority over the common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise might be in their best interest.

DownREIT Units	Common Stock

Redemption Rights

As a general rule, at any time beginning one year following the date of the issuance, DownREIT unitholders have the right to redeem all or a portion of their DownREIT Units for cash or, at our election, a number of shares of our common stock, which is generally equal to the number of DownREIT Units offered for redemption. A DownREIT unitholder may not exercise this right for less than 1,000 DownREIT Units, or if such DownREIT unitholder holds less than 1,000 DownREIT Units, all of the DownREIT Units held by such DownREIT unitholder. A DownREIT unitholder may not exercise this right more than twice per calendar year.
Our common stock is not redeemable or convertible.

U.S. Federal Income Taxation Consequences to Taxable U.S. Holders

The DownREIT Partnership is not subject to U.S. federal income taxes. Instead, each holder of DownREIT Units includes its allocable share of the DownREIT Partnership’s taxable income or loss in determining its individual federal income tax liability. The maximum federal income tax rate for individuals under current law is 39.6%.

Conversion of DownREIT Units into our shares is a taxable transaction. See “Certain Federal Income Tax Considerations — Tax Consequences of Redemption.”

We have elected to be taxed as a REIT for U.S. federal income tax purposes. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. Even a REIT, however, is subject to federal income tax in certain circumstances. In addition, a REIT and/or its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on its assets and operations The maximum federal income tax rate for corporations under current law is 35%. Distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends, or qualified dividend income, will be taxable to our U.S. shareholders as ordinary income and, in the case of U.S. shareholders that are corporations, will not be eligible for the dividends-received deduction.

Depending on certain facts, a DownREIT unitholder’s allocable share of income and loss from the DownREIT Partnership may be subject to the “passive activity” limitations. Under the “passive activity” rules, a DownREIT unitholder’s allocable share of income and loss from the DownREIT Partnership that is considered “passive income” generally can be offset only against a holder’s income and loss from other investments that constitute “passive activities.”

Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as “passive activity” income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates.

Cash distributions from the DownREIT Partnership are generally not taxable to a holder of DownREIT Units except to the extent they exceed such holder’s basis in its interest in the DownREIT Partnership (which will include such holder’s allocable share of

Distributions made by us to our taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as “capital gain dividends” or “qualified dividend income”) will be taken into account by them as ordinary

DownREIT Units	Common Stock

the DownREIT Partnership’s liabilities).
income and, in the case of U.S. shareholders that are corporations, will not be eligible for the dividends-received deduction. Distributions that are properly designated by us as “capital gain dividends” or “qualified dividend income” may be taxed at long-term capital gain rates, subject to certain exceptions. Distributions (other than those designated as capital gain dividends) in excess of current and accumulated earnings and profits will first be treated as a non-taxable return of capital to the extent of a shareholder’s adjusted basis in its stock. If the stock has been held as a capital asset the excess will be taxed as long-term capital gain if the shares have been held for more than one year and short-term capital gain if the shares have been held for one year or less.

Each year, holders of DownREIT Units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.
Each year, U.S. shareholders will receive a Form 1099 containing information regarding dividends paid and, if applicable, dividends designated as capital gain dividends or qualified dividend income. In the event we designate any amounts as undistributed capital gain, shareholders will receive a Form 2439 containing information regarding the amount of gain required to be included in their income.

Holders of DownREIT Units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the DownREIT Partnership owns property, even if they are not residents of those states.

U.S. shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in common stock of UDR, Inc. For purposes of this section under the heading “Certain Federal Income Tax Considerations,” references to “UDR,” “we,” “our” and “us” mean only UDR, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate UDR and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who, as nominees, hold our stock on behalf of other persons;

•	persons who receive UDR stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding UDR stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.
This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.
The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.
Tax Consequences of Redemption
Sale Treatment
If we contribute cash to the DownREIT Partnership in order to redeem your DownREIT Units, the redemption of your DownREIT Units will likely be treated as a sale for U.S. federal tax purposes, although the matter is not free from doubt. The redemption will be fully taxable to you. You will be treated as realizing an amount equal to the sum of the cash or the value of the common stock you receive plus the amount of DownREIT Partnership liabilities allocable to your redeemed DownREIT Units at the time of the redemption. To the extent that the amount realized exceeds your basis in the DownREIT Unit disposed of, you will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property received upon such disposition.
Except as described below, any gain recognized upon a sale or other disposition of DownREIT Units will be treated as gain attributable to the sale or disposition of a capital asset. However, to the extent that the amount realized attributable to your share of the “unrealized receivables” of the DownREIT Partnership (as defined in Section 751 of the Internal Revenue Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income, whether or not gain is recognized in the transaction. Unrealized receivables include, to the extent not previously included in the DownREIT Partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the DownREIT Partnership had sold its assets at their fair market value at the time of the transfer of a DownREIT Unit. In addition, a portion of the gain recognized on a sale or other disposition of DownREIT Units may be subject to tax at a maximum rate of 25% to the extent attributable to accumulated depreciation on our “Section 1250 property,” or depreciable real property.
Redemption Treatment
If we do not contribute cash to the DownREIT Partnership in order to redeem your DownREIT Units, the redemption of your DownREIT Units will likely be treated as a redemption for U.S. federal tax purposes, although the matter is not free from doubt. The tax consequences generally would be the same as described in the previous paragraph, unless we redeem less than all of your DownREIT Units. If we redeem less than all of your DownREIT Units, you will not be permitted to recognize any loss occurring on the transaction. You will recognize taxable gain equal to the amount by which the cash you receive (plus the amount of any DownREIT Partnership liabilities allocable to the redeemed DownREIT Units) exceeds your adjusted basis in all of such DownREIT Units immediately before the redemption.
Potential Application of the Disguised Sale Regulations to a Redemption of DownREIT Units
If the transfer of your DownREIT Units is treated as a redemption, and not a sale, for U.S. federal tax purposes, there is a possibility that any previous contribution of property you have made to the DownREIT Partnership could be treated as a disguised sale of all or a portion of the property contributed, in which gain or loss is recognized. The provisions of the Internal Revenue Code and the Treasury regulations addressing disguised sales, or the “Disguised Sale Regulations,” generally provide that if a partner contributes property to a partnership and the partnership later directly or indirectly transfers money, property, or other consideration to the partner, the transactions will be treated as a “disguised sale” unless certain exceptions apply or the facts and circumstances clearly establish that no sale has occurred. If at least two years pass between the contribution by the partner and the transfer by the partnership, the Disguised Sale Regulations presume that the transactions are not a disguised sale unless the facts and circumstances clearly establish a disguised sale. There can be no assurance that the IRS might not seek to contend that the Disguised Sale Regulations apply to a redemption of DownREIT Units if the owner of such units previously contributed property to the DownREIT Partnership.
Taxation of UDR
We elected to be taxed as a REIT under the U.S. federal income tax laws commencing with our taxable year ended December 31, 1972. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT.
In connection with the filing of the registration statement of which this prospectus is a part, we expect to receive an opinion of Kutak Rock LLP to the effect that commencing with UDR’s taxable year ending on December 31, 2015, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our actual and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Kutak Rock LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Kutak Rock LLP or by us that we will qualify as a REIT for any particular year. We have asked Kutak Rock LLP to assume for purposes of its opinion that any prior legal opinions we received to the effect that we were taxable as a REIT are correct and the conclusions reached in the opinion of Kutak Rock LLP are expressly conditioned on the accuracy of such assumption. The opinion will be expressed as of the date issued. Kutak Rock LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Morrison & Foerster LLP or Kutak Rock LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”
Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.
Most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See “Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
Net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders. See “Taxation of Stockholders.”
If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•
If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — General.”

•
A 100% tax may be imposed on transactions between us and a “taxable REIT subsidiary,” or TRS (as described below), that do not reflect arms-length terms including, for taxable years beginning after December 31, 2015,

“redetermined TRS service income.” Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

•
If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including any TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.
In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification — General
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)    that is managed by one or more trustees or directors;
(2)    the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)    that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
(4)    that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
(5)    the beneficial ownership of which is held by 100 or more persons;
(6)    in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and
(7)    which meets other tests described below, including with respect to the nature of its income and assets.
The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT. Our charter provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby will satisfy this requirement.
The Internal Revenue Code provides relief from violations of certain of the REIT requirements, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including, in certain cases, the payment of a penalty tax that is based upon the magnitude of the violation. See “— Income Tests” and “— Asset Tests” below. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
Ownership of Partnership Interests.  If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the gross income and asset tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Partnerships.”
Disregarded Subsidiaries.  If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS, that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with any partnerships in which UDR holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”
Taxable Subsidiaries.  In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our gross income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated as prohibited transactions.
Income Tests
In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets (other than, for taxable years beginning after December 31, 2015, gain from the sale of a nonqualified publicly offered REIT debt instrument as defined under Section 856(c)(5)(L)(ii) of the Internal Revenue Code), as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•
The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•
We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant;

•
Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

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We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no income to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

We generally do not intend, and as the general partner of certain subsidiary partnerships do not intend to permit our subsidiary partnerships, to take actions we believe will cause us to fail to satisfy the rental conditions described above. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.
Income we receive that is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if certain services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.
From time to time, we may enter into hedging transactions with respect to one or more of our liabilities. The term “hedging transaction” generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made. The hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as such as specified in the Internal Revenue Code will not constitute gross income for purposes of the 75% or 95% gross income test, and therefore will be exempt from this test. To the extent that we do not properly identify such transactions as hedges, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. For taxable years beginning after December 31, 2015, in the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is a qualifying asset under the 75% asset test and whether the interest income is qualifying income for purposes of the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular income test.
Asset Tests
At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans and, for taxable years beginning after December 31, 2015, certain personal property leased in connection with real property and debt instruments issued by “publicly offered REITs.” Assets that do not qualify for purposes of the 75% gross income test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.
Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% (20% with respect to taxable years beginning after December 31, 2017) of the value of our total assets.
Fifth, for taxable years beginning after December 31, 2015, not more than 25% of the value of our total assets may be represented by debt instruments of “publicly offered REITs” to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of “publicly offered REITs” in the meaning of real estate assets for taxable years beginning after December 31, 2015, as described above.
Notwithstanding the general rule, as noted above, for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).
Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
(a)  the sum of

(1)	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid, and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus
(b)  the sum of specified items of non-cash income.
We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITS, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends,” unless such distributions are made in taxable years beginning after December 31, 2014 and we qualify as a “publicly offered REIT.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. We believe that we are, and expect we will continue to be, a “publicly offered REIT.”
To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at regular corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.
To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “— Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.
It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for U.S. federal income tax purposes. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.
In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property.
We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.
Derivatives and Hedging Transactions
We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into will not constitute gross income for purposes of the 75% or 95% gross income test. A “hedging transaction” means (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into and (3) for taxable years beginning after

December 31, 2015, new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “— Income Tests” and “— Asset Tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Tax Aspects of Investments in Partnerships
General
We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and potentially are subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of UDR — Effect of Subsidiary Entities - Ownership of Partnership Interests.”
Entity Classification
Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the income tests as discussed in “Taxation of UDR — Asset Tests” and “— Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to the relief provisions described above. See “Taxation of UDR — Asset Tests,” “— Income Test” and “— Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
Tax Allocations with Respect to Partnership Properties
Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a “book-tax difference.” Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.
Partnership Audit Rules.
The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner's distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirect invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury Department. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.
Taxation of Stockholders
Taxation of Taxable Domestic Stockholders
Distributions.  So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. For taxable years beginning after December 31, 2015, dividends designated as capital gain dividends may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of UDR — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of UDR — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
Dispositions of UDR Stock.  In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly.
Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Additional Medicare Tax on Unearned Income. Certain taxable domestic stockholders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individuals, the additional Medicare tax applies to the lesser of (i) ”net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. Investors are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our stock.
Passive Activity Losses and Investment Interest Limitations.  Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Taxation of Foreign Stockholders
The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” means a beneficial owner of a share of our stock that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Ordinary Dividends.  The portion of dividends received by a non-U.S. holder that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.
In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.
Non-Dividend Distributions.  Unless our stock constitutes a U.S. real property interest , or a “USRPI,” distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, and (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% (15% for distributions occurring after February 16, 2016) of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.
Capital Gain Dividends.  Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “— Taxation of Foreign Stockholders — Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.
A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “— Taxation of Foreign Stockholders — Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities market.
In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements ("qualified shareholders") are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to "qualified foreign pension funds" or entities all of the interests of which are held by "qualified foreign pension funds" are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Dispositions of UDR Stock.  Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.
Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if less than 50% of its value is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we will be, a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically-controlled qualified investment entity.
In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 10% or less of our outstanding common stock at any time during the one-year period ending on the date of the sale. We expect that our common stock will be regularly traded on an established securities market.
In addition, dispositions of our capital stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our capital stock by "qualified foreign pension funds" or entities all of the interests of which are held by "qualified foreign pension funds" are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% (15% for dispositions occurring after February 16, 2016) of the purchase price and remit such amount to the IRS.
Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.
Estate Tax.  If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
The U.S. federal taxation of non-U.S. holders is a highly complex matter that may be affected by many other considerations. Accordingly, non-U.S. holders should consult their tax advisors regarding the income and withholding tax considerations with respect to owning UDR stock.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.
Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning UDR stock.
State, Local and Foreign Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Information Reporting Requirements and Withholding
Generally
We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder: (i) is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.
Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or if certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends will only apply to payments made after December 31, 2018. If we (or an applicable withholding agent) determine withholding under the Foreign Account Tax Compliance Act is appropriate, we (or such agent) will withhold tax at the applicable statutory rate, without being required to pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult their own tax advisors regarding the possible implications of this legislation on their purchase, ownership and disposition of our common stock.

REDEMPTION OF DOWNREIT UNITS

General
Pursuant to the DownREIT Partnership Agreement, DownREIT unitholders (each a “Holder”) have certain rights to redeem all or a portion of their DownREIT Units. A Holder may require redemption of its DownREIT Units by delivering a notice of redemption in accordance with the terms of the DownREIT Partnership Agreement. The summary below does not purport to be complete and is subject to and qualified by reference to the DownREIT Partnership Agreement.
The Holders each have the right to require the DownREIT Partnership to redeem all or a portion of the DownREIT Units held by the Holder at a redemption price equal to and in the form of the Cash Amount (as defined in the DownREIT Partnership Agreement), provided generally that such DownREIT Units have been outstanding for at least one year. UDR, as general partner of the DownREIT Partnership may, in its sole discretion, purchase the DownREIT Units by paying to the Holder either the Cash Amount or the REIT Share Amount (as defined in the DownREIT Partnership Agreement), which is generally one share of common stock of UDR for each DownREIT Unit.
The DownREIT Units that could potentially be redeemed in exchange for up to 16,137,973 shares of our common stock were originally issued as part of the consideration paid in our previously announced acquisition of six Washington, DC area properties from Home Properties, L.P., which was completed on October 7, 2015.
Tax Consequences of Redemption
The section above entitled “Certain Federal Income Tax Considerations” summarizes certain federal income tax considerations that may be relevant to a Holder if a Holder wants to tender its DownREIT Units in accordance with the terms of the DownREIT Partnership Agreement. Because the specific tax consequences to a Holder will depend upon its specific circumstances, each Holder is strongly urged to consult its own tax advisor regarding the specific federal, state and local tax consequences upon exercise of its redemption rights.
Potential Change in Investment Upon Redemption of Units
Upon redemption of DownREIT Units, a Holder’s right to receive distributions with respect to those DownREIT Units that are redeemed will cease. If a Holder receives common stock in exchange for DownREIT Units that are redeemed, the Holder will have rights as a UDR stockholder from the time of such Holder’s acquisition of the UDR common stock. If all of a Holder’s DownREIT Units are redeemed, then such Holder will have withdrawn as a limited partner of the DownREIT Partnership and will no longer be a party to the DownREIT Partnership Agreement.

SELLING STOCKHOLDERS
The shares of our common stock being registered for resale under this prospectus may be acquired upon redemption of DownREIT Units issued as part of the consideration paid in our acquisition of certain properties from Home Properties, L.P., which was completed on October 7, 2015.
The selling stockholders may from time to time offer and sell, pursuant to this prospectus and any accompanying prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus, the shares of our common stock set forth opposite their name in the table below under the heading “Common Stock Offered Pursuant to this Resale Offering.”
The following table sets forth information, as of July 25, 2016, with respect to the selling stockholders and the number of shares of our common stock that would become beneficially owned by the selling stockholders if we elect to redeem DownREIT Units with shares of our common stock, which common stock may be offered pursuant to this prospectus upon redemption of the DownREIT Units. The information is based on information provided by or on behalf of the selling stockholders or otherwise based on information available to us as of the date of this prospectus. The selling stockholders are not required to tender their DownREIT Units for redemption, nor are we required to issue our common stock (as opposed to paying cash) to the selling stockholders if they elect to tender their DownREIT Units for redemption. To the extent we elect to issue our common stock upon redemption, the selling stockholders may offer all, some or none of our common stock shown in the table. Because the selling stockholders may offer all or some portion of the shares of our common stock that we may issue upon redemption of their DownREIT Units, we have assumed for purposes of completing the last two columns in the table that all of our common stock offered hereby will have been sold by the selling stockholders pursuant to this prospectus. In addition, since the date on which it provided the information, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their DownREIT Units or our common stock in transactions exempt from the registration requirements of the Securities Act. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements, post-effective amendments or in filings we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus if and when necessary.
Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling stockholder table by prospectus supplement, post-effective amendment or in a filing we make with the SEC under the Exchange Act, which is incorporated by reference in this prospectus. Transferees, successors and donees of the identified selling stockholder will not be able to use this prospectus for resales until they are named in the selling stockholders table by prospectus supplement, post-effective amendment or in a filing we make with the SEC under the Exchange Act, which is incorporated by reference in this prospectus. If required and provided the applicable selling stockholder has provided the required information to us, we will add transferees, successors and donees by prospectus supplement, post-effective amendment or in a filing we make with the SEC under the Exchange Act, which is incorporated by reference in this prospectus in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the date of this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to Completion of the Redemption	DownREIT Units Beneficially Owned Prior to Completion of the Redemption	Common Stock Beneficially Owned After Completion of the Redemption(1)	Common Stock Offered Pursuant to this Resale Offering(1)	Common Stock Beneficially Owned After Completion of this Resale Offering(2)	Percentage of Outstanding Common Stock Beneficially Owned After Completion of this Resale Offering(2)
Home Leasing Corporation(3)	—	258,000	258,000	258,000	—	—
Knollwood Ventures, Inc.(4)	—	154,800	154,800	154,800	—	—
Norman P. Leenhouts	—	117,115	117,115	117,115	—	—
Nancy E. Leenhouts	—	107,500	107,500	107,500	—	—
Joanne M. Lobozzo	—	301,312	301,312	301,312	—	—

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to Completion of the Redemption	DownREIT Units Beneficially Owned Prior to Completion of the Redemption	Common Stock Beneficially Owned After Completion of the Redemption(1)	Common Stock Offered Pursuant to this Resale Offering(1)	Common Stock Beneficially Owned After Completion of this Resale Offering (2)	Percentage of Outstanding Common Stock Beneficially Owned After Completion of this Resale Offering(2)
Michael E. McCusker and Elaine R. McCusker, Trustees under the Michael E. and Elaine R. McCusker Living Trust	—	68,127	68,127	68,127	—	—
Lishil Enterprises L.P.(5)	—	130,271	130,271	130,271	—	—
LBK Holdings, LLC(6)	—	64,827	64,827	64,827	—	—
ACRK, LLC(7)	—	64,829	64,829	64,829	—	—
Harold M. Davis	—	493,971	493,971	493,971	—	—
Leslie G. Berman	—	75,250	75,250	75,250	—	—
Michael A. Caplin	—	116,552	116,552	116,552	—	—
Jeremy O. Caplin	—	144,805	144,805	144,805	—	—
Catherine Caplin	—	130,677	130,677	130,677	—	—
Mortimer and Ruth Caplin Revocable Trust	—	57,642	57,642	57,642	—	—
The Caplin Family Trust(8)	—	70,636	70,636	70,636	—	—
Morton Funger	—	163,181	163,181	163,181	—	—
Estate of Hermen Greenberg(9)	—	79,473	79,473	79,473	—	—
Monica Lind De Bravo Greenberg	—	90,300	90,300	90,300	—	—
Richard N. Greenberg	—	301,000	301,000	301,000	—	—
Sheri Greenberg Waddell	—	289,975	289,975	289,975	—	—
Estate of Ralph Ochsman(10)	—	130,931	130,931	130,931	—	—
RMJ Ochsman LLC(11)	—	154,800	154,800	154,800	—	—
Sophie B. Shapiro Family Trust(12)	—	89,395	89,395	89,395	—	—
Albert H. Small Revocable Trust(13)	—	1,949,697	1,949,697	1,949,697	—	—
Shirley Small	—	215,000	215,000	215,000	—	—
David Stearman	—	119,925	119,925	119,925	—	—
Genine Macks Fidler	—	185,171	185,171	185,171	—	—
Josh E. Fidler	—	102,209	102,209	102,209	—	—
Robert C. Kanode	—	83,014	83,014	83,014	—	—
Martha Macks	—	195,405	195,405	195,405	—	—
Morton J. Macks Family Limited Partnership(14)	—	372,892	372,892	372,892	—	—
Ronald Altman	—	488,310	488,310	488,310	—	—
Thomas Dolgenos	—	89,999	89,999	89,999	—	—
Carolyn Dolgenos	—	89,999	89,999	89,999	—	—
Norman Feinberg	—	488,304	488,304	488,304	—	—
Macomb Apartments Limited Partnership(15)	—	326,095	326,095	326,095	—	—
Deerfield Woods Venture Limited Partnership(16)	—	140,644	140,644	140,644	—	—
Lois M. Brodsky	—	63,047	63,047	63,047	—	—

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to Completion of the Redemption	DownREIT Units Beneficially Owned Prior to Completion of the Redemption	Common Stock Beneficially Owned After Completion of the Redemption(1)	Common Stock Offered Pursuant to this Resale Offering(1)	Common Stock Beneficially Owned After Completion of this Resale Offering (2)	Percentage of Outstanding Common Stock Beneficially Owned After Completion of this Resale Offering (2)
The Slavin Children Trust(17)	—	126,095	126,095	126,095	—	—
Doris E. Slavin Revocable Trust(18)	—	252,189	252,189	252,189	—	—
Frances and Richard Silbert	—	70,961	70,961	70,961	—	—
Michael and Elaine Clayman	—	71,997	71,997	71,997	—	—
Joseph Gildenhorn Revocable Trust(19)	—	48,885	48,885	48,885	—	—
Sharon Keyes Skaggs	—	51,692	51,692	51,692	—	—
Gildenhorn Holdings, LLC(20)	—	117,003	117,003	117,003	—	—
Jose Nodar	—	212,409	212,409	212,409	—	—
Benhall Investments, LLC(21)	—	438,290	438,290	438,290	—	—
Carlynn M. Silverman	—	73,130	73,130	73,130	—	—
GKB Real Estate, LLC(22)	—	64,913	64,913	64,913	—	—
Judah Gudelsky Trust(23)	—	59,398	59,398	59,398	—	—
Trust f/b/o Arlene G. Kaufman(24)	—	71,406	71,406	71,406	—	—
Jonas Brodie	—	146,200	146,200	146,200	—	—
Slade Inc.(25)	—	93,293	93,293	93,293	—	—
Trust under Item Second of Will of Doris Casper for Ann R. Casper(26)	—	75,074	75,074	75,074	—	—
Trust under Item Second of Will of Doris Casper for Stanley J. Casper(27)	—	65,470	65,470	65,470	—	—
Trust under Item fourth of Will of Helen B. Shane for Paula Marx(28)	—	55,182	55,182	55,182	—	—
Daniel Solondz Revocable Trust(29)	—	645,000	645,000	645,000	—	—
Earle K. Shawe	—	246,670	246,670	246,670	—	—
Herbert J. Siegel Trust(30)	1,508	901,052	902,560	901,052	1,508	*
Estate of Richard N. Dubin(31)	—	161,250	161,250	161,250	—	—
Elizabeth M. Dubin	—	161,250	161,250	161,250	—	—
Nancy M. Zirkin	—	339,801	339,801	339,801	—	—
Lawrence M. Macks Revocable Trust(32)	—	373,378	373,378	373,378	—	—
Other selling stockholders as a group(33)	—	2,650,905	2,650,905	2,650,905	—	—

* Less than one percent.
(1) To the extent that the holder of DownREIT Units tenders its DownREIT Units for redemption, these columns assume that we elect to redeem all such DownREIT Units for shares of our common stock on a one-for-one basis and that the selling stockholder sells all such shares of our common stock being offered by this prospectus.

(2) Based on 267,057,652 shares of our common stock outstanding as of July 25, 2016.
(3) Ultimate voting and dispositive power held by Nelson B. Leenhouts, Chairman and Chief Executive Officer.
(4) Ultimate voting and dispositive power held by Norma P. Leenhouts, Sole Director.
(5) Ultimate voting and dispositive power held by Hilary L. Reich, as President, Lisa B. Reich, as Vice President, and Leeor Alon, as Secretary/Treasurer of ASR-77 Securities Inc., the General Partner.

(6) Ultimate voting and dispositive power held by Lee B. Kress, General Manager.
(7) Ultimate voting and dispositive power held by Richard H. Kress, General Manager.
(8) Ultimate voting and dispositive power held by Lee Caplin and Gita Caplin, Trustees.
(9) Ultimate voting and dispositive power held by John Schofield, Lee Kirstein and C. Richard Beyda, Personal Representatives.

(10) Ultimate voting and dispositive power held by C. Richard Beyda, Michael P. Ochsman and Bruce D. Ochsman, Personal Representatives.
(11) Ultimate voting and dispositive power held by Michael P. Ochsman and Bruce D. Ochsman, Managing Members.
(12) Ultimate voting and dispositive power held by Jerome P. Shapiro and Marcia Esterman, Trustees.
(13) Ultimate voting and dispositive power held by Albert H. Small, Trustee.
(14) Ultimate voting and dispositive power held by Josh E. Fidler, President, Lawrence M. Mack, Vice President & Secretary, Steven D. Kesler, Treasurer & Assistant Secretary, and Philip Warsal, Assistant Treasurer of the General Partner Macks Investments, Inc.

(15) Ultimate voting and dispositive power held by David W. Schostak, President of the General Partner Macomb Apartments Venture, Inc.
(16) Ultimate voting and dispositive power held by David W. Schostak, President of the General Partner Seven Mile/Farmington, Inc.
(17) Ultimate voting and dispositive power held by Richard L. Philipson, Trustee.
(18) Ultimate voting and dispositive power held by Jeffrey Z. Slavin and Roni S. Pekins, Trustees.
(19) Ultimate voting and dispositive power held by Joseph B. Gildenhorn, Trustee.
(20) Ultimate voting and dispositive power held by Joseph B. Gildenhorn, Member.
(21) Ultimate voting and dispositive power held by John R. Benvent, Managing Member.
(22) Ultimate voting and dispositive power held by Arlene G. Kaufman, Manager of G/K/B Holdings, LLC, Managing Member.
(23) Ultimate voting and dispositive power held by Erwin Gudelsky, Stanley Holzman and Eileen D. O’Brien, Trustees.
(24) Ultimate voting and dispositive power held by Arlene G. Kaufman and Bank of America, N.A., Trustees.
(25) Ultimate voting and dispositive power held by Edward A. Halle, Jr., James Halle and Thomas Miller, Executive Committee Members.
(26) Ultimate voting and dispositive power held by Edward M. Glickman, Ann R. Casper and Stanley J. Casper, Trustees.
(27) Ultimate voting and dispositive power held by Edward M. Glickman, Alan H. Casper and Stanley J. Casper, Trustees.
(28) Ultimate voting and dispositive power held by Mitchell Weisbrot, Richard Barry and Kenneth Shane, Trustees.
(29) Ultimate voting and dispositive power held by Daniel Solondz, Trustee.
(30) Ultimate voting and dispositive power held by Herbert J. Siegel, Trustee.
(31) Ultimate voting and dispositive power held by Elizabeth M. Dubin and Searle E. Mitnick, Personal Representatives.
(32) Ultimate voting and dispositive power held by Lawrence M. Macks, Trustee.
(33) Amount includes the aggregate holdings of unrelated selling stockholders that represent less than 1% of our 267,057,652 shares of common stock outstanding as of July 25, 2016. No selling stockholder included in this group has held any position or office with us or had a material relationship with us in the past three years.

PLAN OF DISTRIBUTION

This prospectus relates to our possible issuance from time to time of up to 16,137,973 shares of our common stock to the holders of up to 16,137,973 DownREIT Units, upon the tender of such DownREIT Units for redemption pursuant to their contractual rights and the possible resale from time to time of some or all of such shares of our common stock by the selling stockholders named in this prospectus. We are registering the issuance of shares of our common stock to permit DownREIT unitholders to sell such shares without restriction in the open market should such holders elect to tender their DownREIT Units for redemption. However, the registration of the issuance and potential resale of shares of our common stock hereunder does not necessarily mean that any DownREIT unitholders will elect to tender their DownREIT Units for redemption or that, if any DownREIT unitholders do elect to tender their DownREIT Units for redemption, that upon such redemption we will elect, in our sole discretion, to redeem the DownREIT Units for shares of our common stock or that DownREIT unitholders will sell the shares of our common stock received upon redemption. We may, in our sole and absolute discretion, elect to acquire some or all DownREIT Units from a tendering DownREIT unitholder in exchange for cash rather than issuing shares of our common stock.

To the extent that we elect to redeem DownREIT Units from a tendering DownREIT unitholder with shares of our common stock, we will (subject to adjustment as provided in the DownREIT Partnership Agreement) acquire one DownREIT Unit in exchange for each share of common stock that we issue. Consequently, with each redemption of DownREIT Units our percentage ownership interest in the DownREIT Partnership will increase. We will not receive any cash proceeds from the issuance of the shares of our common stock or as a result of any resales of such shares by the selling stockholders. We will pay all expenses incident to the registration of the shares of our common stock offered herein (other than any discounts or commissions to any underwriter or broker attributable to the sale of shares of our common stock or any fees or expenses incurred by holders of the shares of our common stock that, according to the written instructions of any regulatory authority, we are not permitted to pay), which expenses we estimate in Part II of the registration statement of which this prospectus is a part.

The selling stockholders may offer and sell our common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, who may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.
In connection with the sales of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of our common stock, deliver our common stock to close out such short positions, or loan or pledge our common stock to broker-dealers that in turn may sell such shares.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any of our common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of our common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of our common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of our common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of our common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock by the selling stockholders. The selling stockholders may decide to sell all or a portion of our common stock offered by them pursuant to this prospectus or may decide not to sell our common stock under this prospectus. In addition, any selling stockholder may transfer, devise or give shares of our common stock by other means not described in this prospectus. Any shares of our common stock covered by this prospectus that qualify for resale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of our common stock by the selling stockholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of our common stock by the selling stockholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular common stock being distributed. All of the above may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Under the securities laws of certain states, the shares of our common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares of our common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

The validity of the common stock offered by this prospectus and certain U.S. federal income tax matters will be passed upon for us by Morrison & Foerster LLP, and certain U.S. federal income tax matters will be passed upon for us by Kutak Rock LLP.

EXPERTS

The consolidated financial statements of UDR, Inc. and United Dominion Realty, L.P. appearing in their Annual Report (Form 10-K) for the year ended December 31, 2015, including schedules appearing therein, and the effectiveness of UDR, Inc.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The combined statement of revenues and certain operating expenses of the Acquired Communities for the year ended December 31, 2014, and the related notes to the financial statement, incorporated by reference in this prospectus from UDR, Inc.’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on December 17, 2015, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such statement of revenues and certain operating expenses, and the related notes to the financial statement, are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC, including UDR. You may also access our SEC filings free of charge on our website at www.udr.com. The information on our website is not considered a part of, or incorporated by reference in, this prospectus or any other document we file with or furnish to the SEC.
Our reports, proxy statements and other information about us may also be inspected at:
The New York Stock Exchange
20 Broad Street
New York, New York 10005

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference herein is considered part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces this information. The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report of UDR, Inc. on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 23, 2016;

•	Quarterly Reports of UDR, Inc. on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on April 26, 2016 and for the quarter ended June 30, 2016, filed with the SEC on July 27, 2016;

•
Current Reports of UDR, Inc. on Form 8-K or 8-K/A, as applicable, filed with the SEC on December 18, 2015, February 10, 2016, February 24, 2016, March 4, 2016, March 9, 2016, March 10, 2016 and May 18, 2016;

•
Definitive Proxy Statement of UDR, Inc. dated March 30, 2016, and definitive additional and revised definitive materials filed with the SEC on March 30, 2016 and April 1, 2016, respectively, both filed in connection with UDR, Inc.’s Annual Meeting of Stockholders held on May 12, 2016; and

•
Description of the capital stock of UDR, Inc. contained in the Registration Statement on Form 8-A/A dated and filed with the SEC on November 7, 2005, including any amendments or reports filed with the SEC for the purpose of updating such description.

•
All other documents and reports we file after the date of the initial registration statement and prior to the effectiveness of the registration statement, and after the date of this prospectus and prior to completion of the offering covered by this prospectus, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (with the exception of information that is deemed “furnished” rather than “filed,” which information shall not be deemed incorporated by reference herein).

As explained above in “Where You Can Find More Information,” these incorporated documents (as well as other documents filed by us under the Exchange Act) are available at the SEC and may be accessed in a number of ways, including online via the Internet.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any of the documents referred to above upon written or oral request to:
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129

Attention: Investor Relations

Telephone: (720) 922-6082

We also maintain a web site at www.udr.com. The information on our website is not considered a part of, or incorporated by reference in, this prospectus or any other document we file with or furnish to the SEC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. All amounts except the SEC registration fee are estimates.

Amount to
be paid

SEC Registration Fee	$58,991
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	75,000
Printing expenses	10,000
Miscellaneous expenses	2,000
Total	$155,991

Item 15. Indemnification of Directors and Officers.
Our charter and bylaws provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.
Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or upon an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.
If the person involved is not a director or officer of the Company, the board of directors may cause the Company to indemnify to the same extent allowed for directors and officers of the Company the person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
The Company also maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions or deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities, including liabilities arising under the Securities Act. The Company has also entered into agreements with certain of its directors and officers which provide them with indemnification against such liabilities to the fullest extent permitted by law.
The above discussion of our charter and bylaws and of the Maryland General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such charter, bylaws and statutes.
Item 16. Exhibits.
The Exhibits to this registration statement are listed in the Exhibit Index and are incorporated by reference herein.
Item 17. Undertakings.
(a)    The undersigned registrant hereby undertakes:

    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
    (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
    (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
    (5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
    (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
    (ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
    (iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
    (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highlands Ranch, State of Colorado, on the 28th day of July, 2016.

UDR, INC.
By:	/s/ Thomas W. Toomey
Name: Thomas W. Toomey
Title: Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Thomas W. Toomey and Warren L. Troupe and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-3, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Toomey	Chief Executive Officer,	July 28, 2016
Thomas W. Toomey	President and Director

	Chief Accounting Officer and Vice	July 28, 2016
/s/ Shawn G. Johnston	President (Principal Accounting Officer
Shawn G. Johnston	and Interim Principal Financial Officer)

/s/ James D. Klingbeil		July 28, 2016
James D. Klingbeil	Chairman of the Board

/s/ Lynne B. Sagalyn		July 28, 2016
Lynne B. Sagalyn	Vice Chair of the Board

/s/ Katherine A. Cattanach		July 28, 2016
Katherine A. Cattanach	Director

/s/ Robert P. Freeman		July 28, 2016
Robert P. Freeman	Director

/s/ Jon A. Grove		July 28, 2016
John A. Grove	Director

/s/ Mary Ann King		July 28, 2016
Mary Ann King	Director

/s/ Clint D. McDonnough		July 28, 2016
Clint D. McDonnough	Director

/s/ Robert A. McNamara		July 28, 2016
Robert A. McNamara	Director

/s/ Mark R. Patterson		July 28, 2016
Mark R. Patterson	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1
Articles of Restatement of the Company (incorporated by reference to Exhibit 3.09 to the Company’s Current Report on Form 8-K dated July 27, 2005 and filed with the SEC on August 1, 2005, Commission File No. 1-10524).

4.2
Articles of Amendment to the Articles of Restatement of the Company dated and filed with the State Department of Assessment and Taxation of the State of Maryland on March 14, 2007 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 14, 2007 and filed with the SEC on March 15, 2007, Commission File No. 1-10524).

4.3
Articles of Amendment to the Articles of Restatement of the Company dated August 30, 2011 and filed with the State Department of Assessment and Taxation of the State of Maryland on August 31, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 29, 2011 and filed with the SEC on September 1, 2011).

4.4
Amended and Restated Bylaws of the Company (as amended through May 12, 2016) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 12, 2016 and filed with the SEC on May 18, 2016).

4.5
Agreement of Limited Partnership of UDR Lighthouse DownREIT, L.P., dated October 5, 2015, as amended (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2016).

4.6	Form of the Company’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC on March 15, 2007).
5.1	Opinion of Morrison & Foerster LLP.*
8.1	Tax Opinion of Morrison & Foerster LLP.*
8.2	Tax Opinion of Kutak Rock LLP.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of Morrison & Foerster LLP (included in Exhibits 5.1 and 8.1).
23.4	Consent of Kutak Rock LLP (included in Exhibit 8.2).
24.1	Power of Attorney (included on signature page attached hereto).
________________
* Filed herewith.